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EXHIBIT 10(n)

THE DOW CHEMICAL COMPANY
RETIREMENT POLICY FOR EMPLOYEE DIRECTORS

As amended, re-adopted in full and restated on March 21, 2003:

        The following policy shall apply with respect to executive management responsibilities and retirement of employee Directors:

1.
Each member of the Board of Directors who is an officer or employee shall relinquish job line responsibility upon the later of the following dates:

(a)
As of the first day of the month following the Director's sixtieth birthday; or

(b)
If such an officer or employee shall have received a significant promotion or promotions after his or her fifty-fifth birthday, as of the first day of the month following the fifth anniversary of the most recent such promotion, but in no event beyond the first day of the month following his or her sixty-fifth birthday.
2.
Each member of the Board of Directors who is an officer or employee shall have the option of relinquishing his or her job line responsibility on the first of any month after attaining age sixty, whether or not required to relinquish such responsibility pursuant to Paragraph 1 hereof.

3.
Each person described in Paragraphs 1 or 2 hereof, upon relinquishing said job line responsibility, shall while serving as a Director of the Company remain on the payroll of the Company as an officer or employee without line responsibility and as a "Decelerating" Director, until the earlier of the following dates, such period of time to be called Deceleration:

(a)
The fifth anniversary of relinquishing said job line responsibility;

(b)
The first day of the month following his or her sixty-fifth birthday;

(c)
The date of his or her death.

  If, however, a Decelerating Director is then serving as the Chairman of the Board of the Company's Board of Directors, his or her period of Deceleration may, at the discretion of the Board, extend beyond his or her sixty-fifth birthday, but in no event beyond the fifth anniversary of becoming a Decelerating Director.

  Each Decelerating Director shall hold himself or herself available for nomination to and service on the Board of Directors at the sole discretion of the Board during the period he or she remains on the Company's payroll, provided that the Director's health permits performance of such service and unless such other reason acceptable to the Board prevents such service.

4.
For services performed pursuant to Paragraph 3 hereof, the Company shall compensate such Decelerating Director as follows, until the termination of the period of service as described in Paragraph 3:

(a)
First year: Ninety percent of Final Pay as a Line Employee;

(b)
Second year: Eighty percent of Final Pay as a Line Employee;

(c)
Third year: Seventy percent of Final Pay as a Line Employee;

(d)
Fourth year: Sixty-five percent of Final Pay as a Line Employee; and

(e)
Fifth year: Sixty percent of Final Pay as a Line Employee.

  Terms are defined as follows:

  (a)
  Final Pay as a Line Employee—Annualized Base Salary times the sum of 1 plus Performance Award Target Percentage.

  (b)
  Annualized Base Salary—the monthly salary at the time said Decelerating Director retires from line responsibility as described in Paragraphs 1 and 2 times 12 (or alternatively if applicable outside the U.S., the number of monthly salaries paid per year).

  (c)
  Performance Award Target Percentage—the individual target percentage award level from the Company's Performance Award program determined for said Decelerating Director for the calendar year during which he or she retires from job line responsibility as described in Paragraphs 1 and 2, or its successor programs.

  In any event, the compensation payable under Paragraph 4 (a) through (e) for any Director shall not be less than the Director's retirement benefit projected through the end of the fifth year of Deceleration, so long as service continues through five full years of Deceleration, under the applicable Dow defined benefit retirement plan, with the same percent survivor benefit as provided to other active employees by these plans. During such period of service said Decelerating Director shall also be entitled to participate in the same employee life and accident insurance programs as he or she was already a participant of as of the date Deceleration began. For purposes of calculating such benefits, Annualized Base Salary shall be used.

  In the event a Decelerating Director retires or otherwise leaves service as a Decelerating Director prior to the end of the fifth year of the period of service, he or she may receive a lump sum payment in an amount equal to the net present value of the difference, for the remaining period, between (i) such individual's actual pension retirement benefit under the applicable Dow defined benefit retirement plans, and (ii) the projected retirement benefit under such plans, assuming service through the end of the fifth year of Deceleration. Under such circumstances, such person may also receive a current or deferred lump sum payment in an amount equal to the net present value of the difference between (i) the annual compensation payable under Paragraph 4 (a) through (e) for the remaining period, and (ii) the actual annual pension payable for each of such years for the remaining period. The payments and terms of any lump sum under this paragraph shall be subject to the approval of the Chairman of the Compensation Committee and the Chairman of the Board (or, the Board of Directors in the event of any action relating to the Chairman of the Board).

5.
Each such person who shall commence services to the Company pursuant to Paragraph 3 and who retires as an employee shall receive retirement benefits under the applicable Company retirement plan. If such person is a participant in The Dow Chemical Company Employees' Retirement Plan ("the Retirement Plan"), the Retirement Supplement provided for the resolution adopted by this Board of Directors on December 8, 1977 ("the Retirement Supplement Resolution"), the Dow Employees' Stock Benefit Plan ("DESBP"), or their successor plans such person is subject, however, to the following:

(a)
Employment described in Paragraph 3 shall be counted as Credited Service under the Retirement Plan and as Vesting Service under DESBP.

(b)
Nonqualified Compensation, as defined in the Retirement Supplement Resolution, shall be calculated for such person as follows:

(i)
The Company will determine a Theoretical Income, defined as an estimate of the amount that such person's salary and cash bonuses would have been if he or she had retained line responsibility for each year during such person's period of service as described in Paragraph 3.

    (ii)
    The amount of such Theoretical Income shall be substituted for Average Annual Compensation, as defined in the Retirement Plan, for the purpose of determining Nonqualified Compensation, upon which a Supplement shall be paid to such person pursuant to the Retirement Supplement Resolution following such person's retirement.
  (c)
  If such person is not a member of the Retirement Plan and DESBP but is covered by another retirement plan or plans maintained by the Company or a subsidiary, he or she shall receive retirement benefits from such other plan or plans. A Supplement pursuant to the Retirement Supplement Resolution may be computed and paid to comply as nearly as practicable with the principles set forth in (a) and (b) of this paragraph to the extent as may be equitable.
6.
Payments provided for in Paragraphs 3 and 4 hereof shall be ended if the Executive Committee of the Company determines in its sole judgment, after a hearing at which such person shall be entitled to appear, that such person has at any time engaged in any activity harmful to the interests of or in competition with the Company or its subsidiaries.

7.
Each member of the Board who is or has served the Company as an officer or employee of the Company shall retire from the Board of Directors no later than the first day of the month following his or her sixty-fifth birthday, provided however that the Chairman of the Board may serve as a Director until the fifth anniversary of becoming a Decelerating Director pursuant to the provisions of Paragraph 3 herein.

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  EXHIBIT 10(n)
THE DOW CHEMICAL COMPANY RETIREMENT POLICY FOR EMPLOYEE DIRECTORS